Exhibit 99.1

Penn Virginia Resource Partners, L.P. Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES RECORD

QUARTERLY RESULTS AND INCREASES CASH DISTRIBUTION

RADNOR, PA – July 27, 2011… Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today reported financial and operational results for the three months ended June 30, 2011. In addition, PVR announced a 2.1% increase in the quarterly cash distribution and increased its guidance for the full year 2011.

Second Quarter Results

Second quarter 2011 highlights and results, with comparisons to second quarter 2010 results, included the following:

•	Record quarterly EBITDA of $64.8 million as compared to $42.0 million.

•

Distributable cash flow (“DCF”), after a $6.7 million provision for replacement capital expenditures, increased by $5.0 million to $34.1 million as compared to $29.1 million. The 2011 DCF reflects PVR’s efforts, which began in the fourth quarter of 2010, to be transparent in recognizing the ongoing reserve replacement capital requirements of the business. There was no corresponding recognition of reserve replacement capital requirements for the second quarter 2010 DCF.

•	Adjusted net income of $23.0 million as compared to $13.1 million.

EBITDA, distributable cash flow, and adjusted net income are all non-GAAP measures. Reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

For the second quarter of 2011, derivatives income was $4.8 million, as compared to $7.1 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $7.9 million during the second quarter of 2011 related to commodity and interest rate derivatives, as compared to $2.4 million of net cash payments in the prior year quarter.

Cash Distribution

The Board of Directors of Penn Virginia Resource GP, LLC, the general partner of PVR, declared a quarterly cash distribution of $0.49 per unit payable on August 12, 2011 to unitholders of record as of August 8, 2011. The distribution equates to an annualized rate of $1.96 per unit, and represents a 2.1% increase over the prior quarter and a 4.3% increase over the second quarter of 2010.

Management Comment

“We are pleased to report another quarter of excellent results and strategic progress,” said Bill Shea, CEO of PVR’s general partner. “In June we acquired the Antelope Hills processing plant and related

PVR Announces Record Second Quarter 2011 Results	Page 2

midstream assets, as well as the Oatesville Reserve coal assets in the Illinois Basin. Also during the quarter we started construction of the second phase of our Lycoming gathering system in the Marcellus Shale. Each of these strategic assets is expected to contribute to the continuing growth of PVR Partners.

“Based on our successful expansions through both internal growth projects and acquisitions, and our business expectations for the balance of this year, we are pleased to announce another increase in our quarterly cash distribution, as well as an increase to our financial guidance for this year”, said Mr. Shea.

Coal and Natural Resource Management Segment

The coal and natural resource management segment reported second quarter 2011 results, with comparisons to second quarter 2010 results, as follows:

•	Coal royalty tons of 10.1 million tons, as compared to 8.9 million tons.

•	Coal royalties revenue of $44.6 million, or $4.40 per ton, as compared to $34.9 million, or $3.93 per ton.

During the second quarter of 2011, operating income for the coal and natural resource management segment increased by $8.4 million, or 34 percent, to $33.2 million from $24.8 million in the prior year quarter. Total revenues increased by $10.9 million, or 27 percent, to $51.5 million from $40.6 million in the prior year quarter primarily due to increased production and higher average coal royalties. The Middle Fork assets acquired in January 2011 contributed $2.8 million in coal royalties and 0.5 million tons of coal production to these increases.

Natural Gas Midstream Segment

The natural gas midstream segment reported second quarter 2011 results, with comparisons to second quarter 2010 results, as follows:

•

Quarterly natural gas midstream system average throughput volumes of 460 million cubic feet (“MMcf”) per day, as compared to 320 MMcf per day. The volume growth came primarily from new business on our Panhandle systems which increased to 314 MMcf per day as compared to 202 MMcf per day, and in the Marcellus Shale regions which increased to 38 MMcf per day as compared with 2 MMcf per day.

•	Midstream gross margin of $37.6 million as compared to $24.9 million.

•

Midstream gross margin, including the cash impact of midstream derivatives, of $31.7 million, as compared to $24.5 million. The $7.2 million increase was primarily due to a 44% increase in volumes, partially offset by a relative increase in lower-risk, lower margin, percent-of-proceeds and fee-based contracts.

Capital Investment and Resources

PVR spent approximately $38.9 million on internal growth projects during the second quarter of 2011, including $20.1 million in the Marcellus Shale. In addition, PVR closed on approximately $14.6 million in acquisitions in the coal and natural resource segment and $12.2 million in acquisitions in the midstream natural gas segment during the quarter. PVR anticipates investing a total in the range of $180 - $200 million in internal growth capital during 2011, including approximately $120 - $130 million in the Marcellus Shale.

As of June 30, 2011, PVR had borrowings of $580.0 million under its $1.0 billion revolving credit facility

PVR Announces Record Second Quarter 2011 Results	Page 3

and $10.6 million of cash and cash equivalents, with remaining borrowing capacity of $418.4 million under the revolving credit facility.

Financial Guidance for 2011

PVR also updated its financial guidance for 2011. Based on the strong operating performance during the first half of 2011 and current outlook for the remainder of the year, PVR now anticipates full year 2011 EBITDA in the range of $240 million to $260 million and full year 2011 distributable cash flow (net of maintenance and replacement capital) in the range of $145 million to $160 million. EBITDA and distributable cash flow are non-GAAP measures; reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes. The guidance for 2011 is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results.

Merger Impact and Units Outstanding

The reported financial results include the impact of the merger with Penn Virginia GP Holdings, L.P., (“PVG”) completed on March 10, 2011. Because PVR’s equity-funded merger with PVG has been treated as a reverse merger for accounting purposes, the historical results reported for periods prior to the completion of the merger are those of PVG. As a result, the diluted weighted average number of LP units outstanding increased from 38.3 million in the second quarter of 2010 to 71.2 million in the second quarter of 2011.

Second Quarter 2011 Financial and Operational Results Conference Call

A conference call and webcast during which management will discuss second quarter 2011 financial and operational results, is scheduled for Thursday, July 28, 2011 at 11:00 a.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, will be followed by a question and answer period. Interested parties may participate via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the Penn Virginia Resource Partners call), or listen via webcast by logging on to our website, www.pvrpartners.com at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. An on-demand replay of the conference call will be available shortly after the conclusion of the call. A telephonic replay of the call will be available through August 4 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 10002022.

Appointment of Board Chairman

Separately, the Board of Directors of Penn Virginia Resource GP, LLC, the general partner of PVR, announced that it has elected Edward B. Cloues, II to fill the previously vacant position of Chairman of the Board. Mr. Cloues, 63, has served as a Director of Penn Virginia GP, LLC since January 2003. From 1998 until its sale in April 2010, Mr. Clouse was the Chairman and Chief Executive Officer of K-Tron International, Inc., a publicly-listed global provider of material handling equipment and systems.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,200

PVR Announces Record Second Quarter 2011 Results	Page 4

miles of natural gas gathering pipelines and 7 processing systems with approximately 420 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvrpartners.com.

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Natural gas midstream	$256,907	$146,546	$463,188	$317,155
Coal royalties	44,578	34,879	83,569	63,105
Other	8,837	8,007	17,092	15,650

Total revenues	310,322	189,432	563,849	395,910

Expenses
Cost of gas purchased	219,278	121,659	389,533	263,454
Operating	14,242	10,261	27,315	20,569
General and administrative	11,975	15,539	22,945	25,338
Depreciation, depletion and amortization	21,650	18,263	42,894	36,081

Total expenses	267,145	165,722	482,687	345,442

Operating income	43,177	23,710	81,162	50,468

Other income (expense)
Interest expense	(12,428)	(8,894)	(23,278)	(14,729)
Derivatives	4,782	7,074	(14,979)	(494)
Interest income and other	127	216	264	543

Net income	$35,658	$22,106	$43,169	$35,788
Net loss (income) attributable to noncontrolling interests (pre-merger)	—	(10,550)	664	(15,807)

Net income attributable to Penn Virginia Resource Partners’, L.P.	$35,658	$11,556	$43,833	$19,981

Basic and diluted net income per limited partner unit	$0.50	$0.30	$0.74	$0.52

Weighted average units outstanding, basic and diluted (in thousands)	71,176	38,293	58,864	38,293

Other data:

Coal and natural resource management segment:
Coal royalty tons (in thousands)	10,125	8,872	20,022	17,115
Average coal royalties ($ per ton)	$4.40	$3.93	$4.17	$3.69

Natural gas midstream segment:
Daily throughput volumes (MMcfd)	460	320	440	314
Gross margin (in thousands)	$37,629	$24,887	$73,655	$53,701

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$10,602	$15,964
Accounts receivable	113,782	97,787
Other current assets	6,027	5,900

Total current assets	130,411	119,651
Property, plant and equipment, net	1,122,323	971,046
Other long-term assets	202,809	213,508

Total assets	$1,455,543	$1,304,205

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$110,055	$103,845
Deferred income	3,703	4,360
Derivative liabilities	20,756	19,516

Total current liabilities	134,514	127,721
Derivative liabilities	5,743	5,107
Other long-term liabilities	27,384	28,727
Senior notes	300,000	300,000
Revolving credit facility	580,000	408,000
Partners’ capital	407,902	434,650

Total liabilities and partners’ capital	$1,455,543	$1,304,205

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$35,658	$22,106	$43,169	$35,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,650	18,263	42,894	36,081
Commodity derivative contracts:
Total derivative losses (gains) included in net income	(4,782)	(6,566)	14,979	1,584
Cash payments to settle derivatives for the period	(7,920)	(2,412)	(12,778)	(4,058)
Non-cash interest expense	2,655	1,367	3,695	2,610
Non-cash unit-based compensation	1,018	4,952	1,839	5,887
Equity earnings, net of distributions received	(1,343)	1,947	1,817	2,390
Other	(635)	(312)	(782)	(614)
Changes in operating assets and liabilities	(8,758)	2,525	(2,482)	10,724

Net cash provided by operating activities	37,543	41,870	92,351	90,392

Cash flows from investing activities
Acquisitions, net of cash acquired	(26,824)	(17,835)	(122,040)	(17,864)
Additions to property, plant and equipment	(37,345)	(16,776)	(74,796)	(24,733)
Other	1,204	398	2,211	670

Net cash used in investing activities	(62,965)	(34,213)	(194,625)	(41,927)

Cash flows from financing activities
Distributions to partners	(34,176)	(30,631)	(64,809)	(60,784)
Proceeds from issuance of senior notes	—	300,000	—	300,000
Proceeds from (repayments of) borrowings, net	65,000	(271,610)	172,000	(273,610)
Purchase of PVR limited partner units	—	(1,092)	—	(1,092)
Cash paid for debt issuance costs	(3,675)	(8,747)	(3,675)	(8,747)
Cash paid for merger	(5,600)	—	(6,604)	—

Net cash provided by (used in) financing activities	21,549	(12,080)	96,912	(44,233)

Net increase (decrease) in cash and cash equivalents	(3,873)	(4,423)	(5,362)	4,232
Cash and cash equivalents - beginning of period	14,475	27,969	15,964	19,314

Cash and cash equivalents - end of period	$10,602	$23,546	$10,602	$23,546

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		Guidance Range Full Year 2011
	2011	2010	2011	2010
Reconciliation of GAAP “Operating Income” to Non-GAAP “EBITDA”
Operating income	$43,177	$23,710	$81,162	$50,468	$155,000	$172,000
Depreciation, depletion and amortization	21,650	18,263	42,894	36,081	85,000	88,000

EBITDA (a)	$64,827	$41,973	$124,056	$86,549	$240,000	$260,000

Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$35,658	$22,106	$43,169	$35,788	$85,000	$100,000
Depreciation, depletion and amortization	21,650	18,263	42,894	36,081	85,000	88,000
Commodity derivative contracts:
Derivative losses (gains) included in net income	(4,782)	(6,566)	14,979	1,584	26,000	30,000
Cash payments to settle derivatives for the period	(7,920)	(2,412)	(12,778)	(4,058)	(18,000)	(23,000)
Equity earnings from joint venture, net of distributions	(1,343)	1,947	1,817	2,390	7,000	8,000
Maintenance capital expenditures	(2,469)	(4,254)	(5,648)	(6,111)	(13,000)	(16,000)
Replacement capital expenditures	(6,725)	—	(13,450)	—	(27,000)	(27,000)

Distributable cash flow (b)	$34,069	$29,084	$70,983	$65,674	145,000	160,000

Distribution to Partners:

PVG limited partners	$—	$15,239	$15,239	$30,087
PVR limited partners (c)	34,063	15,184	49,411	30,324
PVR phantom units (d)	113	208	159	373

Total cash distribution paid during period	$34,176	$30,631	$64,809	$60,784

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income	$35,658	$22,106	$43,169	$35,788
Adjustments for derivatives:
Derivative losses (gains) included in net income	(4,782)	(6,566)	14,979	1,584
Cash payments to settle derivatives for the period	(7,920)	(2,412)	(12,778)	(4,058)

Net income, as adjusted (e)	$22,956	$13,128	$45,370	$33,314

(a)	EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”), represents operating income plus DD&A, plus impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the coal and natural gas midstream industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(b)	Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus impairments, plus (minus) derivative losses (gains) included in other income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures, minus replacement capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support the quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(c)	PVR limited partner unit distributions represent distributions paid to public unitholders and not units owned by PVG prior to the Merger.
(d)	Phantom unit grants were made under our long-term incentive plan. Service based phantom units receive nonforfeitable distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(e)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Coal royalties	$44,578	$34,879	$83,569	$63,105
Coal services	2,278	2,028	4,588	4,001
Timber	1,268	1,746	2,377	3,051
Oil and gas royalties	989	625	1,782	1,369
Other	2,432	1,304	4,657	2,616

Total revenues	51,545	40,582	96,973	74,142

Expenses
Operating	3,849	2,581	7,533	4,762
General and administrative	5,434	5,841	10,380	9,533
Depreciation, depletion and amortization	9,086	7,379	18,406	14,705

Total expenses	18,369	15,801	36,319	29,000

Operating income	$33,176	$24,781	$60,654	$45,142

Additions to property, plant and equipment and acquisitions	$15,108	$18,082	$110,708	$18,114

	Natural Gas Midstream
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Natural gas midstream	$256,907	$146,546	$463,188	$317,155
Other	1,870	2,304	3,688	4,613

Total revenues	258,777	148,850	466,876	321,768

Expenses
Cost of gas purchased	219,278	121,659	389,533	263,454
Operating	10,393	7,680	19,782	15,807
General and administrative	6,541	8,532	12,565	13,651
Depreciation, depletion and amortization	12,564	10,884	24,488	21,376

Total expenses	248,776	148,755	446,368	314,288

Operating income	$10,001	$95	$20,508	$7,480

Additions to property, plant and equipment and acquisitions	$49,061	$16,529	$86,128	$24,483

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of June 30, 2011

	Average Volume Per		Swap		Weighted Average Price
	Day		Price		Put (a)		Call (b)
NGL - natural gasoline collar	(gallons	)			(per gallon	)
First quarter 2011 through fourth quarter 2011	95,000				$1.568		$1.942

Crude oil collar	(barrels	)			(per barrel	)
First quarter 2011 through fourth quarter 2011	400				$75.00		$98.50

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
First quarter 2011 through fourth quarter 2011	6,500		$5.796

NGL - natural gasoline collar	(gallons	)			(per gallon	)
First quarter 2012 through fourth quarter 2012	54,000				$1.75		$2.02

Crude swap	(barrels	)	(per barrel	)
First quarter 2012 through fourth quarter 2012	600		$88.62

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
First quarter 2012 through fourth quarter 2012	4,000		$5.195

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2011 would decrease or increase by approximately $3.3 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income for the remainder 2011 would increase or decrease by approximately $3.4 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.